Exhibit 12 (d) 1

                                 WEST TEXAS UTILITIES COMPANY
                             RATIO OF EARNINGS TO FIXED CHARGES
                                 FOR YEARS ENDED DECEMBER 31

                                      1994     1993     1992     1991    1990
                                            (thousands except ratios)
Operating income                    $54,763  $46,576  $57,302  $57,925  $56,810
Adjustments:
  Federal income taxes                7,900   10,869   12,387   13,283   16,355
  Provision for deferred
    federal income taxes              8,377    3,593    6,426    5,216    1,158
  Deferred investment tax
    credits                          (1,321)  (1,321)  (1,515)  (1,349)  (1,344)
  Other income and deductions         4,210    1,907    1,114    1,603    1,767
  Allowance for borrowed and
    equity funds used during
    construction                        474      247      156      146      106
        Earnings                    $74,403  $61,871  $75,870  $76,824  $74,852


Fixed charges:
  Interest on long-term debt        $18,547  $19,225  $21,368  $21,339  $22,274
  Interest on short-term debt and
    other                             3,534    2,988    2,197    1,967    2,236
        Fixed Charges               $22,081  $22,213  $23,565  $23,306  $24,510



Ratio of Earnings to Fixed
  Charges                              3.37     2.79     3.22     3.30     3.05